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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                      GATEWAY INTERNATIONAL HOLDINGS, INC.
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                                (Name of Issuer)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  36 7633 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                OCTOBER 23, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  36 7633 10 4

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      1.  Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          LAURA STEARMAN

--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions) NOT APPLICABLE

          (a)............................................

          (b).........................................................

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      3.  SEC Use Only
              ..............................................................

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      4.  Citizenship or Place of Organization     UNITED STATES

--------------------------------------------------------------------------------


Number of       5. Sole Voting Power  5,918,750
Shares
Beneficially    ----------------------------------------------------------------
Owned by
Each            6. Shared Voting Power 0
Reporting
Person With     ----------------------------------------------------------------

                7. Sole Dispositive Power    5,918,750

                ----------------------------------------------------------------

                8. Shared Dispositive Power   0

--------------------------------------------------------------------------------

      9.  Aggregate Amount Beneficially Owned by Each Reporting Person 5,918,750

--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

      11. Percent of Class Represented by Amount in Row (9)    11.27%

--------------------------------------------------------------------------------

      12. Type of Reporting Person (See  Instructions) IN

--------------------------------------------------------------------------------

ITEM 1.

      (a) Name of Issuer    GATEWAY INTERNATIONAL HOLDINGS, INC.

      (b) Address of Issuer's Principal Executive Offices 3840 EAST EAGLE DRIVE, ANAHEIM, CA 92807

ITEM 2.

      (a) Name of Person Filing LAURA STEARMAN

      (b) Address of Principal Business Office or, if none, Residence 1313 S. STATE COLLEGE, ANAHEIM, CA 92806

      (c) Citizenship  UNITED STATES

      (d) Title of Class of Securities COMMON STOCK, $0.001 PAR VALUE

      (e) CUSIP Number    36 7633 10 4

ITEM 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act
              (15 U.S.C. 78o).
      (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
      (e) [ ] An investment adviser in accordance with Rule 240.13d-1
              (b)(1)(ii)(E);
      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);
      (g) [ ] A parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G);
      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
      (j) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).

ITEM 4.   Ownership.  (AS OF NOVEMBER 6, 2002)

          (a) Amount  beneficially  owned:  SEE  ITEM 9 OF  COVER  PAGE
          (b) Percent  of class:  SEE ITEM 11 OF COVER PAGE

          (c) Number of shares as to which the person has:
              (i)  Sole  power to vote or to direct  the vote
              (ii) Shared power to vote or to  direct  the vote
              (iii)Sole  power to dispose or to direct the disposition of
              (iv) Shared power to dispose or to direct the disposition of

          SEE ITEMS 5-8 OF COVER PAGE

ITEM 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person.

          NOT APPLICABLE.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          NOT APPLICABLE.

ITEM 8.   Identification and Classification of Members of the Group

          NOT APPLICABLE.

ITEM 9.   Notice of Dissolution of Group

          NOT APPLICABLE.

ITEM 10.  Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        November 18, 2002
                                        --------------------------------
                                                       Date

                                        /s/ Laura Stearman
                                        --------------------------------
                                                    Signature
                                        Laura Stearman
                                        Secretary - Treasurer
                                        Bechler Cams, Inc.
                                        (subsidiary of the Company)
                                        --------------------------------
                                                    Name/Title